Exhibit 99.1

TransDigm Announces New Date for 2020 Annual Meeting of Stockholders

Cleveland, Ohio, April 24, 2020/PRNewswire / -- TransDigm Group Incorporated (NYSE: TDG) (the “Company”) today announced that it intends to hold its annual meeting of stockholders on Monday, June 29, 2020 9:00 a.m. at the offices of the Company (the “Rescheduled Annual Meeting”). On March 23, 2020 TransDigm announced the postponement of the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) originally scheduled to be held on Tuesday, March 24, 2020 because of the COVID-19 pandemic. Only stockholders of record at the close of business on May 4, 2020 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. The Company intends to mail proxy materials for the Rescheduled Annual Meeting on or about May 18, 2020. In the event the Company determines it is not possible or advisable to hold its annual meeting in-person, it will hold a virtual annual meeting. The Company would publicly announce a determination to hold a virtual annual meeting in a press release as soon as practicable before June 29, 2020, and directions for participating in a virtual meeting will be included in the proxy materials.

The deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act is not later than the close of business on May 4, 2020 (which the Company believes is a reasonable time before it begins to print and distribute its proxy materials). In addition, consistent with the Third Amended and Restated Bylaws of the Company (the “Bylaws”), if a stockholder wants to propose any matter for consideration of the stockholders at the Rescheduled Annual Meeting, other than a matter brought pursuant to SEC Rule 14a-8, the stockholder must provide notice to the Secretary of the Company not later than the close of business on May 4, 2020. The specific requirements and procedures for stockholder proposals are set forth in the Bylaws. Notices of intention to present proposals at the Rescheduled Annual Meeting, and all supporting materials required by the Bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, advanced sensor products, switches and relay panels, advanced displays, thermal protection and insulation, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com